Encision Reports Profitable Fourth Quarter and Fiscal Year 2011 Results

BOULDER, Colo., June 1, 2011 /PRNewswire/ -- Encision Inc. (Pink Sheets: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported profitable financial results for its fourth fiscal quarter ended March 31, 2011.

The Company recorded net income of $35,000 or $0.01 per share for the fourth quarter of fiscal year 2011 on net sales of $2.921 million, representing an 8% decrease from net sales of $3.186 million for the fourth quarter of fiscal year 2010. The Company's net income compared favorably to the $94,000 net loss, or $(0.01) per share for the fourth quarter of fiscal year 2010.

Gross profit margin for the fourth quarter of fiscal year 2011 was 58.7% as compared to 59% for the fourth quarter of fiscal year 2010. In the fourth quarter of fiscal year 2010, the gross profit margin decreased 3% as a result of an inventory reserve increase of $96,000 relating to the removal of product from inventory. Therefore, on a comparable adjusted basis, the gross profit margin for the fourth quarter of fiscal year 2011 decreased from the fourth quarter of fiscal year 2010. Principally, this was a result of a planned manufacturing slowdown that resulted in higher product unit costs.

"We are disappointed in the reduced sales for the fiscal year. However, even with our reduced sales, we managed to have a small net income for our fiscal year 2011 due to the $269 thousand of net income that we recorded in the second half of the fiscal year," said Jack Serino, President and CEO of Encision Inc.

"In fiscal year 2012, we will release new products for broader market access, focus on regrowing our AEM® franchise through a social media campaign to increase the discussion about stray energy burns during laparoscopy and our unique solution, especially during single or reduced port surgery, and accelerate a medico-legal initiative with healthcare facilities' insurance stakeholders. In addition, prior years' efforts in vertical integration have given us three recognized core competencies – electrosurgery, instrument design, and manufacturing – which we expect will allow us to increase sales from our strategic partnership initiatives."

Net sales for the fiscal year ended March 31, 2011 totaled $11.617 million, representing a 9.5% decrease from net sales of $12.836 million for the fiscal year ended March 31, 2010. The Company recorded net income of $5,000 or $0.00 per share for the fiscal year ended March 31, 2011 compared to net income of $265,000 or $0.04 per share for the fiscal year ended March 31, 2010. Gross profit margin for the fiscal year ended March 31, 2011 was 62.1% as compared to 61.3% for the fiscal year ended March 31, 2010. The higher gross profit margin in the fiscal year ended March 31, 2011 as compared to the gross profit margin in the fiscal year ended March 31, 2010 was due to a decrease of 0.8% of gross profit in the fiscal year ended March 31, 2010 as a result of an inventory reserve increase, as explained above. Therefore, on an adjusted basis, the gross profit margins were comparable for both fiscal years.

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2010 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Audited)
	March 31, 2011	March 31, 2010
ASSETS
Cash and cash equivalents	$ 120	$ 114
Accounts receivable, net	1,160	1,286
Inventories, net	2,604	2,477
Prepaid expenses	74	43
Total current assets	3,958	3,920
Equipment, net	1,169	1,149
Patents, net	260	266
Other assets	24	24
Total assets	$ 5,411	$ 5,359
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 674	$ 684
Accrued compensation	261	405
Other accrued liabilities	287	277
Line of credit	435	--
Total current liabilities	1,657	1,366
Line of credit	--	350
Common stock and additional paid-in capital	19,783	19,677
Accumulated (deficit)	(16,029)	(16,034)
Total shareholders' equity	3,754	3,643
Total liabilities and shareholders' equity	$ 5,411	$ 5,359

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Audited)
	Three Months Ended		Fiscal year Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Net sales	$ 2,921	$ 3,186	$ 11,617	$ 12,836
Cost of sales	1,207	1,305	4,404	4,969
Gross profit	1,714	1,881	7,213	7,867
Operating expenses:
Sales and marketing	1,017	1,178	4,242	4,758
General and administrative	324	405	1,457	1,464
Research and development	328	392	1,464	1,339
Total operating expenses	1,669	1,975	7,163	7,561
Operating income (loss)	45	(94)	50	306
Interest and other income (expense), net	(10)	0	(45)	(41)
Income before provision for income taxes	35	(94)	5	265
Provision for income taxes	––	––	––	––
Net income (loss)	$ 35	$ (94)	$ 5	$ 265
Net income per share—basic and diluted	$ 0.01	$ (0.01)	$ 0.00	$ 0.04
Basic weighted average number of shares	6,455	6,455	6,455	6,455
Diluted weighted average number of shares	6,464	6,455	6,465	6,464